Exhibit 99.1

CONTACT:

Casual Male Retail Group, Inc.

Jeff Unger

Vice President of Investor Relations

(561) 514-0115

jeffunger@usa.net

FOR IMMEDIATE RELEASE

CASUAL MALE RETAIL GROUP, INC. ADOPTS A RIGHTS PLAN

Canton, MA, (December 9, 2008) — The Board of Directors of Casual Male Retail Group, Inc. (NASDAQ: CMRG) (the “Company”) has adopted a rights plan, which is sometimes referred to as a “poison pill” (the “Rights Plan”), pursuant to which a dividend distribution of one preferred stock purchase right (a “Right” and collectively, the “Rights”) will be made for each outstanding share of the Company’s common stock. The Rights are not exercisable unless an entity becomes, or launches a tender offer to become, the beneficial owner of 15% or more of the Company’s outstanding common stock (including derivative positions), subject to certain exceptions. Existing stockholders who already own at least 15% of the Company’s outstanding common stock will not automatically trigger the exercise of the Rights, unless such stockholder acquires shares of common stock in excess of the percentage (rounded, if applicable, up to the next whole percentage point) such stockholder owns as of December 8, 2008.

Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at a purchase price of $5.00, subject to adjustment. The distribution will be made on or after December 19, 2008, payable to stockholders of record as of the close of business on that date, and is not taxable to stockholders.

If a person or group acquires 15% or more of the Company’s outstanding common stock, the Rights Plan would entitle the Company’s stockholders, other than the acquiror, the opportunity to purchase for each share of common stock owned, $5.00 worth of shares of the Company’s common stock having a market value of twice such price. In addition, if the Company is acquired in a merger or other business combination transaction after a person or group acquires 15% or more of the Company’s outstanding common stock, the Rights Plan would entitle the Company’s stockholders, other than the acquiror, the opportunity to purchase for each share of common stock owned, $5.00 worth of shares of the other party’s common stock having a market value of twice such price. The Rights under the Rights Plan are not transferable unless the Rights have become exercisable. Once triggered, the Rights may be sold by stockholders (other than the acquiror).

Before the acquisition by a person or group of beneficial ownership of 15% or more of the Company’s common stock, the Rights are redeemable for $0.001 per Right, subject to adjustment, at the option of the Board of Directors. The Rights Plan will expire on December 8, 2009.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and London, England, operates 473 Casual Male XL retail and outlet stores, 27 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Select Market under the symbol “CMRG.”

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,”

“believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: whether a person or group acquires 15% or more of the Company’s outstanding common stock or commences a tender offer, whether the Company is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company’s outstanding common stock and whether the Rights are redeemed by the Company. For additional information regarding these and other risk factors, please refer to the Company’s filings with the Securities Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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